For Immediate Release

Contact:                      Willing L. Biddle, President & COO or
                     John T. Hayes, SVP & CFO
                     Urstadt Biddle Properties Inc.
                     (203) 863-8200

Urstadt Biddle Properties Inc.
Announces Completion of $17.8 million
Mortgage Loan Financing For The Arcadian Shopping Center in Ossining, New York

Greenwich, Connecticut August 3, 2009 ... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has completed the mortgage financing of one its retail properties, the Arcadian Shopping Center in Ossining, New York.  The loan has a ten-year term with payments based on a twenty-five year amortization period at a fixed interest rate of 6.66% per annum.  The mortgagee is New Alliance Bank.  The Arcadian Shopping Center is a 178,000 square foot shopping center anchored by a newly constructed 76,000 square foot Super Stop and Shop.

Commenting on the transaction Willing L. Biddle, President and Chief Operating Officer, said “We are pleased to have again shown that we can complete a non-recourse mortgage financing at what we believe are very competitive terms in this challenging credit environment.  This demonstrates to the investment community and our shareholders that our conservative management approach, with low levels of mortgage debt, continues to provide UBP with access to the credit markets.  When coupled with the recently completed mortgage financing on one of its subsidiary’s Darien, CT. property in the amount of $18.9 million, UBP has raised $36.7 million in mortgage financing at very attractive terms.  After the transaction, our total mortgage debt of approximately $128 million represents only 19.3% of our enterprise value; we believe that ratio to be the lowest of any publicly traded mall or shopping center REIT. ”

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties and investment liquidity. UBP owns or has interest in 43 properties containing 3.9 million square feet of space.  UBP’s core properties consist principally of grocery anchored community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut, Bergen County, New Jersey and Westchester and Putnam Counties, New York.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.